Exhibit 99.1

LifeMD Announces Exclusive Collaboration to Launch Direct-to-Patient Self-Pay Program for XYOSTED® (testosterone enanthate) Injection

Landmark agreement between a leading virtual care company and a pharmaceutical manufacturer establishes an exclusive telehealth co-marketing arrangement with LifeMD for the XYOSTED self-pay program, launching in July 2026 in 37 states

Companies to collaborate on consumer education and promotional initiatives to expand awareness of hypogonadism and convenient, transparent access to FDA-approved treatment

NEW YORK and SAN DIEGO, June 22, 2026 — LifeMD, Inc. (Nasdaq: LFMD), a leading provider of virtual primary care and specialty care today announced a strategic co-marketing collaboration supporting a direct-to-patient self-pay program for XYOSTED® (testosterone enanthate) injection, the only FDA-approved once-weekly subcutaneous testosterone auto-injector. The program will launch in July 2026 and will initially be available in 37 states.

Under agreements entered into with Halozyme’s wholly owned subsidiary, Antares Pharma, Inc., LifeMD will serve as the exclusive telehealth co-marketing partner for the XYOSTED self-pay program. Patients accessing the program will be evaluated by licensed clinicians through LifeMD’s independent, affiliated medical group, and LifeMD’s pharmacy will serve as the preferred dispensing pharmacy for the program, shipping XYOSTED directly to appropriate patients’ homes. The companies will collaborate on, and jointly invest in, consumer education and promotional initiatives designed to expand awareness of testosterone deficiency and of the program itself.

Testosterone deficiency, or hypogonadism, affects millions of American men, yet many go undiagnosed or untreated due to fragmented care, inconvenient treatment options, and unpredictable out-of-pocket costs. Life MD’s platform is designed to remove those barriers by combining clinically appropriate virtual evaluation, lab-based diagnosis, ongoing clinical support, and access to home delivery of an FDA-approved therapy at a transparent, all-inclusive price of approximately $249 per month — covering both medication and care, with no insurance required. XYOSTED is self-administered once weekly using a pre-filled auto-injector, with 99.4% of injections reported to be pain-free in its pivotal clinical study.1

“This is a landmark collaboration between a virtual care company and a pharmaceutical manufacturer, and we believe it represents the future of how branded medicines reach patients,” said Justin Schreiber, Chairman and Chief Executive Officer of LifeMD. “Millions of men suffer from low testosterone and never receive guideline-based care because the path to treatment is too fragmented and too expensive. By pairing LifeMD’s nationwide clinical and pharmacy infrastructure with an option for patients to receive the only FDA-approved, virtually painless weekly testosterone auto-injector, we are giving men a single, seamless way to get diagnosed, treated, and supported — at one transparent monthly price that includes their care, delivered to their door. LifeMD is proud to support increased access to hypogonadism treatment through this program, and we believe this collaboration will become the blueprint for how pharma and virtual care work together.”

“XYOSTED is a proven therapy. Our collaboration with LifeMD is about making sure the right patients can actually access it,” said Dr. Helen Torley, President and Chief Executive Officer of Halozyme. “LifeMD has built one of the best virtual care platforms in the country. Together, we’re redefining how patients access treatment.”

1 150 patients entered the one-year trial; 99.4% of injections were reported to be pain free. Injection site reactions, including bruising, bleeding, redness, and hardness, were reported in 12.7% of patients who received XYOSTED for up to 1 year in the trial. No patients discontinued XYOSTED because of injection site reactions.

Through the program, men seeking care for symptoms of testosterone deficiency will be able to complete a virtual consultation with a licensed clinician, obtain laboratory testing confirming a diagnosis of hypogonadism, and — where clinically appropriate — receive XYOSTED shipped directly from LifeMD’s pharmacy with ongoing clinical follow-up, dose management, and refill support, all included in the monthly program price. At launch, the program will be available to self-pay patients in eligible states. We plan to expand both to patients who want to use their insurance for care and medication, as well as into additional states as telehealth prescribing of controlled substances permits.

About XYOSTED®

XYOSTED® (testosterone enanthate) injection is an androgen indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone. Approved by the FDA in 2018, XYOSTED is the first and only once-weekly subcutaneous testosterone auto-injector. Limitations of use: safety and efficacy of XYOSTED in males less than 18 years old have not been established, and safety and efficacy in adult males with “age-related hypogonadism” have not been established. See additional Important Safety Information below.

About LifeMD

LifeMD® is a leading provider of virtual primary care. LifeMD offers telemedicine, access to laboratory and pharmacy services, and specialized treatment across more than 200 conditions, including primary care, men’s and women’s health, weight management, and hormone therapy. The Company leverages a vertically integrated, proprietary digital care platform, a 50-state affiliated medical group, a state-of-the-art affiliated pharmacy, and a U.S.-based patient care center to increase access to high-quality and affordable care. For more information, please visit LifeMD.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected launch timing, scope, pricing, and benefits of the XYOSTED self-pay program; the number of states in which the program will be available and any potential expansion; the parties’ planned promotional and consumer education initiatives; expected patient demand and access; and the anticipated benefits of the collaboration to patients and to each company. Words such as “expect,” “believe,” “will,” “designed to,” “anticipate,” and similar expressions identify forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including risks related to the commercial launch and adoption of the program, changes in federal or state laws governing telehealth prescribing of controlled substances, regulatory and compliance requirements applicable to telehealth, pharmacy, and pharmaceutical promotion, and the other risks described in each company’s filings with the Securities and Exchange Commission, including LifeMD’s and Halozyme’s most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Neither company undertakes any obligation to update forward-looking statements except as required by law.

IMPORTANT SAFETY INFORMATION AND INDICATIONS

CONTRAINDICATIONS

XYOSTED is contraindicated in:

●	Men with carcinoma of the breast or known or suspected carcinoma of the prostate.

●	Women who are pregnant. Testosterone can cause virilization of the female fetus when administered to a pregnant woman.

●	Men with known hypersensitivity to XYOSTED or any of its ingredients (testosterone enanthate and sesame oil).

WARNINGS AND PRECAUTIONS

●	Polycythemia—Increases in hematocrit, reflective of increases in red blood cell mass, may require discontinuation of XYOSTED. Check that hematocrit is not elevated prior to initiating XYOSTED. Evaluate hematocrit approximately every 3 months while the patient is on XYOSTED. If hematocrit becomes elevated, stop XYOSTED until the hematocrit decreases to an acceptable level. If XYOSTED is restarted and again causes hematocrit to become elevated, stop XYOSTED permanently. An increase in red blood cell mass may increase the risk of thromboembolic events.

●	Venous Thromboembolism (VTE)—There have been post-marketing reports of venous thromboembolic events, including deep vein thrombosis (DVT) and pulmonary embolism (PE), in patients using testosterone products, such as XYOSTED.

In the Testosterone Replacement therapy for Assessment of long-term Vascular Events and efficacy ResponSE in hypogonadal men (TRAVERSE) Study, a randomized, double-blind, placebo-controlled, cardiovascular (CV) outcomes study, compared to placebo, topical testosterone gel was associated with a numerically higher incidence of VTE (1.7% vs 1.2%) which included DVT (0.6% vs 0.5%) and PE events (0.9% vs 0.5%).

Evaluate patients who report symptoms of pain, edema, warmth and erythema in the lower extremity for DVT and those who present with acute shortness of breath for PE. If a venous thromboembolic event is suspected, discontinue treatment with XYOSTED and initiate appropriate workup and management.

●	Worsening of Benign Prostatic Hyperplasia (BPH) and Potential Risk of Prostate Cancer—Patients with BPH treated with androgens are at an increased risk of worsening of signs and symptoms of BPH. Monitor patients with BPH for worsening signs and symptoms. Patients treated with androgens may be at an increased risk for prostate cancer. Evaluate patients for prostate cancer prior to initiating and during treatment with androgens.

·●	Blood Pressure Increase—XYOSTED can increase blood pressure. Ambulatory blood pressure monitoring (ABPM) demonstrated XYOSTED increased systolic/diastolic BP by an average of 3.9/1.5 mmHg from baseline after 12 weeks of treatment in clinical trials. In patients with hypertension on antihypertensive therapy, XYOSTED increased the mean systolic/diastolic BP by 3.9/1.3 mm Hg from baseline.

The CV risk associated with topical testosterone gel was evaluated in TRAVERSE, a randomized, double-blind, placebo-controlled, CV outcomes study in men with a history of CV disease or multiple CV risk factors. In TRAVERSE, topical testosterone gel increased mean systolic blood pressure by 1.0 mm Hg from baseline to 36 months, whereas a mean decrease from baseline of 0.5 mm Hg was observed in the placebo group at this timepoint, for a mean between-group difference of 1.5 mm Hg. However, the incidences of major adverse cardiovascular events (MACE), including cardiovascular death, non-fatal myocardial infarction [MI] and non-fatal stroke, were similar between treatment groups (7% for topical testosterone gel vs 7.3% for placebo).

Monitor blood pressure periodically in men using XYOSTED, especially men with hypertension. XYOSTED is not recommended for use in patients with uncontrolled hypertension.

●	Abuse of Testosterone and Monitoring of Serum Testosterone Concentrations—Testosterone has been subject to abuse, typically at doses higher than recommended for the approved indication and in combination with other anabolic androgenic steroids. Anabolic androgenic steroid abuse can lead to serious cardiovascular and psychiatric adverse reactions.

If testosterone abuse is suspected, check serum testosterone concentrations to ensure they are within therapeutic range. However, testosterone levels may be in the normal or subnormal range in men abusing synthetic testosterone derivatives. Counsel patients concerning the serious adverse reactions associated with abuse of testosterone and anabolic androgenic steroids. Conversely, consider the possibility of testosterone and anabolic androgenic steroid abuse in suspected patients who present with serious cardiovascular or psychiatric adverse events.

●	Not for Use in Women—Due to lack of controlled studies in women and potential virilizing effects, XYOSTED is not indicated for use in women.

●	Potential for Adverse Effects on Spermatogenesis—With large doses of exogenous androgens, including XYOSTED, spermatogenesis may be suppressed through feedback inhibition of pituitary follicle-stimulating hormone (FSH) which could possibly lead to adverse effects on semen parameters including sperm count. Patients should be informed of this possible risk when deciding whether to use or to continue to use XYOSTED.

●	Hepatic Adverse Effects—Prolonged use of high doses of orally active 17-alpha-alkyl androgens (e.g., methyltestosterone) has been associated with serious hepatic adverse effects (peliosis hepatis, hepatic neoplasms, cholestatic hepatitis, and jaundice). Peliosis hepatis can be a life-threatening or fatal complication. Long-term therapy with intramuscular testosterone enanthate, which elevates blood levels for prolonged periods, has produced multiple hepatic adenomas. XYOSTED is not known to produce these adverse effects. Nonetheless, patients should be instructed to report any signs or symptoms of hepatic dysfunction (e.g., jaundice). If these occur, promptly discontinue XYOSTED while the cause is evaluated.

●	Edema—Androgens, including XYOSTED, may promote retention of sodium and water. Edema with or without congestive heart failure may be a serious complication in patients with preexisting cardiac, renal, or hepatic disease. In addition to discontinuation of the drug, diuretic therapy may be required.

●	Gynecomastia—Gynecomastia may develop and may persist in patients being treated for hypogonadism.

●	Sleep Apnea—Treatment with testosterone products, including XYOSTED, may potentiate sleep apnea in some patients, especially those with risk factors such as obesity or chronic lung disease.

●	Lipid Changes—Changes in the serum lipid profile may require dose adjustment of lipid lowering drugs or discontinuation of testosterone therapy. Monitor the lipid profile periodically, particularly after starting testosterone therapy.

●	Hypercalcemia—Androgens, including XYOSTED, should be used with caution in cancer patients at risk of hypercalcemia (and associated hypercalciuria). Monitor serum calcium concentrations regularly during treatment with XYOSTED in these patients.

●	Decreased Thyroxine-binding Globulin—Androgens, including XYOSTED, may decrease concentrations of thyroxine-binding globulin, resulting in decreased total T4 serum concentrations and increased resin uptake of T3 and T4. Free thyroid hormone concentrations remain unchanged, however, and there is no clinical evidence of thyroid dysfunction.

●	Risk of Depression and Suicide—Depression and suicidal ideation and behavior, including completed suicide, have occurred during clinical trials in patients treated with XYOSTED. Advise patients and caregivers to seek medical attention for manifestations of suicidal ideation or behavior, new onset or worsening depression, anxiety, or other mood changes.

ADVERSE REACTIONS

●	The safety of XYOSTED was evaluated in 2 clinical studies in a total of 283 men who received weekly subcutaneous doses for up to 1 year. All patients were started on 75 mg weekly, then the dose was titrated to 50 mg or 100 mg weekly, as needed, to achieve pre-dose total testosterone concentrations of ≥350 ng/dL and <650 ng/dL.

●	The most commonly reported adverse reactions (>5%) were: hematocrit increased, hypertension, PSA increased, injection site bruising, and headache.

DRUG INTERACTIONS

●	Insulin—Changes in insulin sensitivity or glycemic control may occur in patients treated with androgens. In diabetic patients, the metabolic effects of androgens may decrease blood glucose and, therefore, may necessitate a decrease in the dose of anti-diabetic medication.

●	Oral Anticoagulants—Changes in anticoagulant activity may be seen with androgens, therefore, more frequent monitoring of international normalized ratio (INR) and prothrombin time are recommended in patients taking warfarin, especially at the initiation and termination of androgen therapy.

●	Corticosteroids—The concurrent use of testosterone with corticosteroids may result in increased fluid retention and requires careful monitoring, particularly in patients with cardiac, renal or hepatic disease.

●	Medications that May Also Increase Blood Pressure—Some prescription medications and nonprescription analgesic and cold medications contain drugs known to increase blood pressure. Concomitant administration of these medications with XYOSTED may lead to additional increases in blood pressure.

USE IN SPECIFIC POPULATIONS

●	Pregnancy—XYOSTED is contraindicated in pregnant women. Testosterone is teratogenic and may cause fetal harm when administered to a pregnant woman based on data from animal studies and its mechanism of action. Exposure of a female fetus to androgens may result in varying degrees of virilization. In animal developmental studies, exposure to testosterone in utero resulted in hormonal and behavioral changes in offspring and structural impairments of reproductive tissues in female and male offspring. These studies did not meet current standards for nonclinical development toxicity studies.

●	Lactation—XYOSTED is not indicated for use in females.

●	Females and Males of Reproductive Potential - During treatment with large doses of exogenous androgens, including XYOSTED, spermatogenesis may be suppressed through feedback inhibition of the hypothalamic-pituitary-testicular axis. Reduced fertility is observed in some men taking testosterone replacement therapy. The impact on fertility may be irreversible.

●	Pediatric Use—Safety and effectiveness of XYOSTED in pediatric patients less than 18 years old have not been established. Improper use may result in acceleration of bone age and premature closure of epiphyses.

●	Geriatric Use—There have not been sufficient numbers of geriatric patients in controlled clinical studies with XYOSTED to determine whether efficacy or safety in those over 65 years of age differs from younger subjects. Of the 283 patients enrolled in the 6-month and 1-year efficacy and safety clinical study utilizing XYOSTED, 49 (17%) were over 65 years of age. Additionally, there are insufficient long-term safety data in geriatric patients to assess the potentially increased risk of cardiovascular disease and prostate cancer. Geriatric patients treated with androgens may also be at risk for worsening of signs and symptoms of BPH.

DRUG ABUSE AND DEPENDENCE

●	XYOSTED contains testosterone enanthate, a Schedule III controlled substance in the Controlled Substances Act.

●	Abuse and misuse of testosterone are seen in male and female adults and adolescents. Testosterone, often in combination with other anabolic androgenic steroids, may be abused by athletes and bodybuilders.

●	Serious adverse reactions have been reported in individuals who abuse anabolic androgenic steroids, and include cardiac arrest, myocardial infarction, hypertrophic cardiomyopathy, congestive heart failure, cerebrovascular accident, hepatotoxicity, and serious psychiatric manifestations, including major depression, mania, paranoia, psychosis, delusions, hallucinations, hostility, and aggression.

●	The following adverse reactions have been reported in men: transient ischemic attacks, convulsions, hypomania, irritability, dyslipidemia, testicular atrophy, subfertility, and infertility.

●	The following adverse reactions have been reported in women: hirsutism, virilization, deepening of voice, clitoral enlargement, breast atrophy, male pattern baldness, and menstrual irregularities.

●	The following adverse reactions have been reported in male and female adolescents: premature closure of bony epiphyses with termination of growth, and precocious puberty.

●	Withdrawal symptoms can be experienced upon abrupt discontinuation in patients with addiction. Withdrawal symptoms include depressed mood, major depression, fatigue, craving, restlessness, irritability, anorexia, insomnia, decreased libido, and hypogonadotropic hypogonadism. Drug dependence in individuals using approved doses for approved indications have not been documented.

XYOSTED INDICATIONS AND USAGE

●	XYOSTED (testosterone enanthate) injection is an androgen indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone.

●	Primary hypogonadism (congenital or acquired)

●	Hypogonadotropic hypogonadism (congenital or acquired)

LIMITATIONS OF USE

●	Safety and efficacy of XYOSTED in men with “age-related hypogonadism” has not been established

Safety and efficacy of XYOSTED in males less than 18 years old have not been established

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